Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about September 30, 2003 pertaining to the Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan of our report dated February 25, 2000, with respect to our audits of the consolidated financial statements for the period from May 18, 1993 (inception) through December 31, 1999, not presented separately, included in Discovery Laboratories, Inc.'s annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


Eisner LLP
New York, New York
September 25, 2003


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